Exhibit 5.1

Please Reply to Las Vegas Office

Writer's email: kstein@nevadafirm.com

September 18, 2019

KushCo Holdings, Inc. 6261 Katella Avenue, Suite 250 Cypress, CA 90630 Selling Stockholders c/o Monroe Capital LLC 311 S. Wacker Drive, 64th Floor Chicago, IL 60606

Re:	KushCo Holdings, Inc.
Resale Registration Statement on Form S-3

Ladies and Gentlemen:

At your requests, we have acted as special Nevada counsel to KushCo Holdings, Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which are issuable upon the exercise of warrants at an exercise price of $4.25 per share (the “Warrants”) held by the Selling Stockholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as Nevada corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

A. the Registration Statement (including the prospectus contained therein);

B. the Amended and Restated Articles of Incorporation of KushCo Holdings, Inc., effective as of September 1, 2018;

C. the Bylaws of KushCo Holdings, Inc. (f/k/a Kush Bottles, Inc.), dated March 7, 2014;

KushCo Holdings, Inc.

September 18, 2019

D. a Certificate of Good Standing issued by the Secretary of State of the State of Nevada, dated September 6, 2019, certifying that the Company is in existence and in good standing in the State of Nevada;

E. the Financing Agreement, dated as of August 21, 2019, with Monroe Capital Management Advisors, LLC, as administrative and collateral agent, and the various lenders party thereto;

F. the Registration Rights Agreement, dated August 21, 2019, by and among the Company and the Selling Stockholders;

G. the Warrants;

H. a certain Written Consent of the Board of Directors of the Company, dated August 19, 2019 authorizing the transaction relating to the Financing Agreement and the Registration Rights Agreement; and

I. a certain certificate of the officers of the Company certifying as to certain factual matters.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	The Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company, and when issued and delivered in accordance with the terms of the Warrants, the Shares will be validly issued, fully paid and non-assessable.

KushCo Holdings, Inc.

September 18, 2019

The foregoing opinion is limited to the laws of the State of Nevada, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Nevada or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Nevada, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ HOLLEY, DRIGGS, WALCH,
FINE, PUZEY, STEIN & THOMPSON

HOLLEY, DRIGGS, WALCH,
FINE, PUZEY, STEIN & THOMPSON